Exhibit 10.1

$ 300,000,000

GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD.

6.25% Senior Unsecured Notes due 2025

PURCHASE AGREEMENT

February 8, 2018

February 8, 2018

Credit Suisse Securities (USA) LLC

RBC Capital Markets, LLC

As Representatives of the Initial Purchasers

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

c/o RBC Capital Markets, LLC
200 Vesey Street

New York, New York 10281

Ladies and Gentlemen:

Gran Tierra Energy International Holdings Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Issuer”) and a wholly-owned indirect subsidiary of Gran Tierra Energy Inc., a Delaware corporation (the “Company”), proposes to issue and sell to the several purchasers named in Schedule I hereto (the “Initial Purchasers”) $300,000,000 aggregate principal amount of the Issuer’s 6.25% Senior Unsecured Notes due 2025 (the “Notes”). Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC have agreed to act as the representatives of the several Initial Purchasers (the “Representatives”) in connection with the offering and sale of the Notes.

The Securities (as defined herein) will be issued pursuant to the provisions of an indenture, to be dated as of February 15, 2018 (the “Indenture”), among the Issuer, the Guarantors (as defined herein) and U.S. Bank National Association, as trustee (the “Trustee”).

The payment of principal, premium, if any, and interest on the Notes will be fully and unconditionally guaranteed on a senior unsecured basis, jointly and severally, by (i) the Company, (ii) the other entities listed on the signature pages hereof as guarantors (the “Subsidiary Guarantors”) and (iii) any subsidiary of the Company formed or acquired after the Closing Date (as defined herein) that executes an additional guarantee in accordance with the terms of the Indenture, and their respective successors and assigns (together with the Company and the Subsidiary Guarantors, the “Guarantors”), pursuant to their guarantees (the “Guarantees”). The Notes and the Guarantees attached thereto are herein collectively referred to as the “Securities.”

The Issuer understands that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and in the Time of Sale Memorandum (as defined herein) and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers (the “Subsequent Purchasers”) on the terms set forth in the Time of Sale Memorandum (the first time when sales of the Securities are made is referred to as the “Time of Sale”). The Securities will be offered and sold to the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act (“Rule 144A”) and in offshore transactions in reliance on Regulation S under the Securities Act (“Regulation S”) and to persons in Canada pursuant to available exemptions from the prospectus requirement under applicable securities laws in each of the provinces of Canada emanating from governmental authorities, including the respective rules and regulations made thereunder together with applicable published national and local instruments, policy statements, notices, blanket rulings and orders of the securities commissions or other securities regulatory authorities in each of the provinces of Canada (together, the “Canadian Securities Commissions”), and all discretionary rulings and orders applicable to the Company, if any, of the Canadian Securities Commissions (the “Canadian Securities Laws”). Pursuant to the terms of the Securities and the Indenture, investors who acquire Securities shall be deemed to have agreed that Securities may only be resold or otherwise transferred, after the date hereof, if such Securities are registered for sale under the Securities Act or if an exemption from the registration requirements of the Securities Act is available (including the exemptions afforded by Rule 144A or Regulation S) or as otherwise described in the Time of Sale Memorandum. The Issuer hereby confirms that it has authorized the use of the Time of Sale Memorandum, the Final Memorandum (as defined herein) and the electronic road show as set forth on Schedule II in connection with the offer and sale of the Securities by the Initial Purchasers.

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In connection with the sale of the Securities, the Issuer has prepared and delivered to each Initial Purchaser copies of a preliminary offering memorandum, dated February 1, 2018 (the “Preliminary Memorandum”), and prepared and delivered to each Initial Purchaser copies of a pricing supplement, dated February 8, 2018, in the form of Schedule IV hereto (the “Pricing Supplement”), describing the terms of the Securities, each for use by such Initial Purchaser in connection with its solicitation of offers to purchase the Securities. For purposes of this Agreement, “Additional Written Offering Communication” means any written communication (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or a solicitation of an offer to buy the Securities other than the Preliminary Memorandum, the Pricing Supplement or the Final Memorandum; and “Time of Sale Memorandum” means the Preliminary Memorandum together with the Pricing Supplement and each Additional Written Offering Communication or other information, if any, identified in Schedule II hereto under the caption Time of Sale Memorandum. Promptly after this Agreement is executed and delivered, the Issuer will prepare and deliver to each Initial Purchaser a final offering memorandum, dated the date hereof (the “Final Memorandum”). As used herein, the terms “Preliminary Memorandum,” “Time of Sale Memorandum” and “Final Memorandum” shall include the documents incorporated by reference, or deemed incorporated by reference, therein (the “Incorporated Documents”). The terms “supplement”, “amendment” and “amend” as used herein with respect to the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum or any Additional Written Offering Communication shall include all documents subsequently filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

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For purposes of this Agreement, (i) all references to “$” or “dollars” are to United States dollars, (ii) all references to “business day” shall mean a day on which the NYSE MKT LLC (the “NYSE MKT”) and the Toronto Stock Exchange (the “TSX”) are open for trading, (iii) the terms “herein,” “hereof,” “hereto,” “hereinafter” and similar terms, as used in this Agreement, shall in each case refer to this Agreement as a whole and not to any particular section, paragraph, sentence or other subdivision of this Agreement, and (iv) the term “or,” as used herein, is not exclusive.

1.                Representations and Warranties. Each of the Issuer and the Guarantors, jointly and severally, hereby represents and warrants to, and agrees with each Initial Purchaser that, as of the Time of Sale and as of the Closing Date:

(a)            (i) The Incorporated Documents, when filed with the Commission, conformed or will conform, as the case may be, in all material respects to the requirements of the Exchange Act and Canadian Securities Laws, respectively, and none of the Incorporated Documents included or, when filed with the Commission, will include any untrue statement of a material fact or omitted or, when filed, will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) the Time of Sale Memorandum, as of the Time of Sale did not, and as of the Closing Date (as defined in Section 4) will not, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) any Additional Written Offering Communication prepared, used or referred to by the Company, when considered together with the Time of Sale Memorandum, at the time of its use did not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (iv) the Final Memorandum, as of its date and as of the Closing Date (as defined in Section 4), will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements in or omissions from the Time of Sale Memorandum, the Final Memorandum or Additional Written Offering Communication based upon information relating to any Initial Purchaser furnished to the Issuer by such Initial Purchaser expressly for use therein, which, for the avoidance of doubt, shall consist solely of the Initial Purchaser Information (as defined herein).

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(b)            Except for the Additional Written Offering Communications, if any, identified in Schedule II hereto, and any electronic road show furnished to you before first use, the Issuer has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any written communication (as defined in Rule 405) that constitutes an offer to sell or a solicitation of an offer to buy the Securities.

(c)            The Issuer has been duly incorporated and is validly existing as an exempted company in good standing under the laws of the Cayman Islands, with full corporate power and authority to own, lease and operate its properties and assets and conduct its business as described in the Time of Sale Memorandum and the Final Memorandum, and to enter into and perform its obligations under each of this Agreement, the Indenture and the Securities.

(d)            The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and assets and conduct its business as described in the Time of Sale Memorandum and the Final Memorandum, and to enter into and perform its obligations under each of this Agreement, the Indenture and the Securities.

(e)            Each Subsidiary Guarantor has been duly incorporated or formed, as applicable and is validly existing as a corporation, limited liability company or partnership, as applicable, in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, has the corporate, company or partnership power, as applicable, and authority to own its property and to conduct its business as described in the Time of Sale Memorandum and the Final Memorandum, and to enter into and perform its obligations under each of this Agreement, the Indenture and the Securities, as applicable.

(f)            The Company and each Subsidiary (as defined below) are duly qualified to do business and are in good standing in each jurisdiction where the ownership or leasing of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, either (i) have a material adverse effect on the business, properties, management, condition (financial or otherwise), liquidity, results of operations or prospects of the Company and the Subsidiaries (as defined below) taken as a whole or (ii) prevent or materially interfere with consummation of the transactions contemplated hereby (the occurrence of any such effect or any such prevention or interference or any such result described in the foregoing clauses (i) and (ii) being herein referred to as a “Material Adverse Effect”).

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(g)            The Company has no subsidiaries (as defined under the Securities Act) other than those set forth on Schedule III hereto (collectively, the “Subsidiaries”). Other than as set forth on Schedule III, the Company owns, directly or indirectly, all of the issued and outstanding capital stock of, or other equity interests in, each of the Subsidiaries. Except as described in the Time of Sale Memorandum and the Final Memorandum, other than the capital stock of, or other equity interests in, the Subsidiaries, the Company does not own, directly or indirectly, any shares of stock or any other equity interests or long-term debt securities of any corporation, firm, partnership, joint venture, association or other entity. Except as disclosed in the Time of Sale Memorandum and the Final Memorandum, all of the outstanding shares of capital stock of, or other equity interests in, each of the Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable, have been issued in compliance with all applicable securities laws, were not issued in violation of any preemptive right, resale right, right of first refusal or similar right and are owned by the Company subject to no security interest, other encumbrance or adverse claims (other than those provided in the Credit Agreement, originally dated as of September 19, 2015, by and among the Issuer, the Company, the Bank of Nova Scotia and the lenders party thereto (as amended through, and including, the Closing Date) (the “Credit Agreement”)). Except as otherwise disclosed in the Time of Sale Memorandum and the Final Memorandum, no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligation into shares of capital stock of, or equity interests in, the Subsidiaries are outstanding. Complete and correct copies of the charters and the bylaws of the Company and its Subsidiaries designated on Schedule III with a cross (†) , as in effect as of the date hereof, and all amendments thereto have been made available to the Representatives, and no changes therein will be made on or after the date hereof through and including the Closing Date.

(h)            The Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and issued, delivered to and paid for in accordance with the terms of this Agreement, will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, except as the enforcement thereof may be subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability, and will be entitled to the benefits of the Indenture pursuant to which such Notes are to be issued.

(i)            This Agreement has been duly authorized, executed and delivered by the Issuer and each Guarantor. When executed and delivered, this Agreement will conform in all material respects to the descriptions thereof in the Time of Sale Memorandum and the Final Memorandum.

(j)            The Guarantees of the Notes on the Closing Date will be in the form contemplated by the Indenture and have been duly authorized for issuance pursuant to this Agreement and the Indenture; the Guarantees of the Notes, at the Closing Date, will have been duly executed by each of the Guarantors and, when the Notes have been authenticated in the manner provided for in the Indenture and issued and delivered against payment of the purchase price therefor, the Guarantees of the Notes will constitute valid and binding obligations of the Guarantors, enforceable in accordance with their terms, except as the enforcement thereof may be subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

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(k)            The Indenture has been duly authorized and, on the Closing Date, will have been duly executed and delivered by the Issuer and each Guarantor, and will constitute a valid and binding obligation of the Issuer and each Guarantor, enforceable in accordance with its terms, except as the enforcement thereof may be subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

(l)             Neither the Company nor any of the Subsidiaries is in breach or violation of or in default under (nor has any event occurred which, with notice, lapse of time or both, would result in any breach or violation of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under) (A) its charter or bylaws or similar organizational documents, or (B)(i) the Credit Agreement, or (ii) any other indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which it is a party or by which it or any of its properties or assets may be bound or affected, or (C) any U.S. federal, state, local or foreign law, or (D) any rule or regulation of any U.S. federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency, or any self-regulatory organization or other non-governmental regulatory authority (collectively, a “Regulatory Authority”), or (E) any decree, judgment or order applicable to it or any of its properties or assets, except, in the case of clauses (B)(ii), (C), (D) and (E) above, for such breaches, violations or defaults as would not, individually or in the aggregate, (x) have a Material Adverse Effect, or (y) result in any material liability for any Initial Purchaser.

(m)           The execution, delivery and performance of this Agreement, the Indenture, the issuance and sale of the Securities and the consummation of the transactions contemplated hereby do not and will not conflict with, result in any breach or violation of or constitute a default under (nor constitute any event which, with notice, lapse of time or both, would result in any breach or violation of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under) (or result in the creation or imposition of a lien, charge or encumbrance on any property or asset of the Company or any Subsidiary pursuant to) (A) the charter or bylaws or similar organizational document of the Company or any of the Subsidiaries, or (B)(i) the Credit Agreement, or (ii) any other indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which the Company or any of the Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or affected, or (C) any U.S. federal, state, local or foreign law, or (D) any rule or regulation of any Regulatory Authority or (E) any decree, judgment or order applicable to the Company or any of the Subsidiaries or any of their respective properties or assets, except, in the case of clauses (B)(ii), (C), (D)and (E) above, for such breaches, violations or defaults as would not, individually or in the aggregate, (x) have a Material Adverse Effect, or (y) result in any material liability for any Initial Purchaser.

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(n)            No approval, authorization, license, registration, qualification, decree, consent or order of or filing with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency, or of or with any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, NYSE MKT and the TSX), or approval of the stockholders of the Company, is necessary or required in connection with the issuance and sale of the Securities or the consummation by the Company of the transactions contemplated hereby, except for such approvals, authorizations, licenses, registrations, qualifications, decrees, consents or orders of or filings, the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect, provided that the Company is required to file the Final Offering Memorandum and the Pricing Supplement with the Ontario Securities Commission following the Closing Date.

(o)            Each of the Company and the Subsidiaries has all necessary permits, licenses, authorizations, consents and approvals issued by the appropriate Regulatory Authorities and has made all necessary filings required under any applicable law, regulation or rule, and has obtained all necessary permits, licenses, authorizations, consents and approvals from other persons, in order to conduct their respective businesses as described in the Time of Sale Memorandum or the Final Memorandum, except as would not, individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any of the Subsidiaries is in violation of, or in default under, or has received notice of any proceedings relating to revocation or modification of, any such permit, license, authorization, consent or approval or any U.S. federal, state, local or foreign law, regulation or rule or any decree, judgment or order applicable to the Company or any of the Subsidiaries, except where such violation, default, revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.

(p)            Except as otherwise set forth in the Time of Sale Memorandum or the Final Memorandum, there are no actions, suits, proceedings, claims, investigations or inquiries pending or, to the Company’s knowledge, threatened or contemplated to which the Company or any of the Subsidiaries or any of their respective directors or officers is or would be a party or of which any of their respective properties or assets is or would be subject at law or in equity, before or by any Regulatory Authority, except any such action, suit, proceeding, claim, investigation or inquiry which, if resolved adversely to the Company or any Subsidiary, would not, individually or in the aggregate, have a Material Adverse Effect.

(q)            McDaniel & Associates Consultants Ltd. (“McDaniel”), which has evaluated the Company’s reserves data as at December 31, 2016, has represented to the Company that it is, and to the knowledge of the Company is, an independent petroleum engineering firm with respect to the Company in accordance with guidelines established by the Commission.

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(r)            The oil and gas reserve estimates of the Company, included or incorporated by reference in the Time of Sale Memorandum and the Final Memorandum have been prepared by independent reserve engineers in accordance with Commission guidelines or, in the case of the Form 51-101F1 in accordance with applicable Canadian Securities Laws, in all material respects applied on a consistent basis throughout the periods involved, and the Company has no reason to believe that such estimates do not fairly reflect the oil and gas reserves of the Company as of the dates indicated. Other than production of the reserves in the ordinary course of business, intervening product price fluctuations and as described in the Time of Sale Memorandum or the Final Memorandum, the Company is not aware of any facts or circumstances that would have a Material Adverse Effect on the reserves or the present value of future net cash flows therefrom as described in the Time of Sale Memorandum or the Final Memorandum.

(s)            Any and all operations of the Company and each of the Subsidiaries, and to the best of the Company’s knowledge, any and all operations by third parties on or in respect of the assets and properties of the Company and each of the Subsidiaries, have in all material respects been conducted in accordance with good oil and gas industry practice and in material compliance with applicable laws, rules, regulations, orders and directions of government and other competent authorities, except where the failure to so conduct operations would not have a Material Adverse Effect.

(t)             Deloitte LLP, whose report on the consolidated financial statements of the Company is included or incorporated by reference in the Time of Sale Memorandum and the Final Memorandum, are independent registered public accountants as required by the Securities Act and by the rules of the Public Company Accounting Oversight Board.

(u)            The financial statements included or incorporated by reference in the Time of Sale Memorandum and the Final Memorandum, together with the related notes and schedules, present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries as of the dates indicated and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries for the periods specified and have been prepared in compliance with the requirements of the Securities Act and in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved. The other financial and statistical data included in the Time of Sale Memorandum and the Final Memorandum are accurately and fairly presented and prepared on a basis consistent with the financial statements and books and records of the Company. The Company and the Subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not described in the Time of Sale Memorandum and the Final Memorandum. All disclosures included in the Time of Sale Memorandum and the Final Memorandum regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G under the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable.

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(v)            Except as disclosed in the Time of Sale Memorandum or the Final Memorandum, each stock option granted under any stock option plan of the Company or any Subsidiary (each, a “Stock Plan”) was granted with a per share exercise price no less than the fair market value (as defined in the applicable Stock Plan) per share of Common Stock on the grant date of such option, and no such grant involved any “back-dating” or similar practice with respect to the effective date of such grant. Each such stock option (i) was granted in compliance with applicable law and with the applicable Stock Plan(s), (ii) was duly approved by the Board of Directors (or a duly authorized committee or other delegate thereof) of the Company or such Subsidiary, as applicable, and (iii) has been properly accounted for in the Company’s consolidated financial statements in accordance with GAAP and disclosed in the Time of Sale Memorandum and the Final Memorandum.

(w)            Except as disclosed in the Time of Sale Memorandum or the Final Memorandum, subsequent to the respective dates as of which information is given in the Time of Sale Memorandum or the Final Memorandum, there has not been, whether or not arising in the ordinary course of business, (i) any material adverse change, or any development involving a prospective material adverse change, in the business, properties, management, condition (financial or otherwise), liquidity or results of operations of the Company and the Subsidiaries taken as a whole (a “Material Adverse Change”), (ii) any transaction which is material to the Company and the Subsidiaries taken as a whole, (iii) any obligation or liability, direct or contingent (including any off-balance sheet obligations) incurred by the Company or any Subsidiary that is material to the Company and the Subsidiaries taken as a whole, (iv) any change in the capital stock of, or other equity interests in, or outstanding indebtedness of, the Company or any Subsidiaries other than any changes in the ordinary course or (v) any dividend or distribution of any kind declared, paid or made on the capital stock of, or other equity interests in, the Company or any Subsidiary.

(x)            The Company and its Subsidiaries are not, and after giving effect to the offer and sale of the Securities and the application of the proceeds thereof as described in each of the Time of Sale Memorandum and the Final Memorandum, none of them will be, an “investment company”, as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

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(y)            Except as otherwise set forth in the Time of Sale Memorandum or the Final Memorandum, or such as in the aggregate does not now cause or will in the future cause a Material Adverse Effect, the Company or one of the Subsidiaries has title to or the irrevocable right to produce and sell its hydrocarbons (for the purposes of this clause, the foregoing are referred to as the “Company Interests”). Except as otherwise set forth in the Time of Sale Memorandum or the Final Memorandum, the Company represents and warrants that the Company Interests: (i) with respect to oil and gas properties underlying the Company’s estimates of its net proved oil and natural gas reserves contained or incorporated by reference in the Time of Sale Memorandum and the Final Memorandum, (A) such title, if any, is legal, good and defensible title in conformity with customary industry standards, free and clear of all liens, security interests, pledges, charges, encumbrances, mortgages and restrictions, except for liens, security interests, pledges, charges, encumbrances, mortgages and restrictions under operating agreements, unitization and pooling agreements, production sales contracts, farmout agreements and other oil and gas exploration participation and production agreements, in each case that secure payment of amounts not yet due and payable or other unmatured obligations and are of a scope and nature customary for the oil and gas industry or arise in connection with drilling and production operations, or (B) such rights, if any, are free and clear of encumbrances, adverse claims and any royalties, production payments, working interest reductions or other similar encumbrances, in each case that are not accurately reflected in the Summary Reserves Assessment and Evaluation Report included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, created by, through, or under the Company or any of its Subsidiaries, except arising out of (x) the Credit Agreement, or (y) those arising in the ordinary course of business of the Company, and the Company and its Subsidiaries hold the Company Interests under valid, subsisting, binding and enforceable leases, authorizations, concessions, concession agreements, contracts, subleases, reservations or other agreements, except where the failure to so hold would not have, individually or in the aggregate, a Material Adverse Effect and (ii) with respect to real and personal property other than that annexed to oil and gas interests, such title is free and clear of all material liens, security interests, pledges, charges, encumbrances, mortgages and restrictions. No real property owned, leased, licensed, or used by the Company lies in an area that is, or to the knowledge of the Company will be, subject to restrictions that would prohibit the continued effective ownership, leasing, licensing, exploration, development or production or use of such real property in the business of the Company as presently conducted or as the Time of Sale Memorandum or the Final Memorandum indicates the Company contemplates conducting, except as may be properly described in the Time of Sale Memorandum or the Final Memorandum, or such as in the aggregate would not reasonably be expected to result in a Material Adverse Effect. Except as disclosed in the Time of Sale Memorandum or the Final Memorandum, there are no defects, failures or impairments in the Company Interests to its oil and gas assets, whether or not an action, suit, proceeding or inquiry is pending or threatened and whether or not discovered by any third party, which individually or in the aggregate would have (A) a Material Adverse Effect or (B) a material adverse effect on: (x) the quantity and pre-tax present worth values of the oil and natural gas reserves of the Company shown in the Reserves Assessment, (y) the current production of the Company and the Subsidiaries taken as a whole, or (z) the current cash flow of the Company and the Subsidiaries taken as a whole.

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(z)            Each of the Company and the Subsidiaries owns, licenses or otherwise has the right to use all inventions, patent applications, patents, trademarks (both registered and unregistered), trade names, service names, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), copyrights, service marks and other intellectual property as described in the Time of Sale Memorandum and the Final Memorandum or which is necessary for the conduct of, or material to, its business (collectively, the “Intellectual Property”), and the Company is unaware of any claim to the contrary or any challenge by any other person to the rights of the Company or any of the Subsidiaries with respect to the Intellectual Property, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of the Subsidiaries has infringed or is infringing the intellectual property of a third party, and neither the Company nor any Subsidiary is subject to any pending claim, or aware of any threatened or contemplated claim, by a third party to the contrary, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(aa)          Except for matters which would not, individually or in the aggregate, have a Material Adverse Effect, (i) there is (A) no unfair labor practice complaint pending or, to the Company’s knowledge, threatened or contemplated against the Company or any of the Subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or, to the Company’s knowledge, threatened or contemplated, (B) no strike, labor dispute, slowdown or stoppage pending or, to the Company’s knowledge, threatened or contemplated against the Company or any of the Subsidiaries and (C) no union representation dispute currently existing concerning the employees of the Company or any of the Subsidiaries, (ii) to the Company’s knowledge, no union organizing activities are currently taking place concerning the employees of the Company or any of the Subsidiaries and (iii) there has been no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws or any provision of the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations promulgated thereunder concerning the employees of the Company or any of the Subsidiaries.

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(bb)          Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company and its Subsidiaries and their respective properties, assets and operations are in compliance with, and the Company and each of its Subsidiaries hold and are in compliance with the requirements of all permits, authorizations and approvals required under any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, order, decree, judgment, or injunction, relating to the protection of occupational health and safety, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, those relating to the distribution, processing, generation, treatment, storage, disposal, transportation, other handling or release or threatened release of Hazardous Materials (as defined below) (“Environmental Law”); and (ii) neither the Company nor any of its Subsidiaries (a) has agreed to assume, undertake or provide indemnification for any liability of any other person, (b) is conducting or paying for, in whole or part, any investigation, remediation or corrective action at any location, or (c) incurred any costs or liabilities, in each case relating to any Environmental Law or any actual or alleged release or threatened release or cleanup at any location of any flammable explosives, radioactive materials, toxic chemicals, pollutants, contaminants, hazardous or toxic substances or wastes, petroleum or petroleum products, asbestos-containing materials or mold or any other hazardous materials as defined or regulated by or which may give rise to liability under any applicable law (“Hazardous Materials”). Except as would not result in monetary sanctions over $100,000, neither the Company nor any of its Subsidiaries: (a) is the subject of any pending or, to the Company’s knowledge, threatened investigation, (b) has received any notice or claim, (c) is a party to or affected by any pending or, to the Company’s knowledge, threatened action, suit or proceeding, or (d) is bound by any judgment, decree or order, in each case relating to any Environmental Law or release or threatened release of any Hazardous Materials. The Company and each of the Subsidiaries hold all material licenses, permits and approvals required under any Environmental Laws in connection with the operation of their businesses and the ownership and use of their assets, all such licenses, permits and approvals are in full force and effect, and except for notifications in the ordinary course of business and conditions of general application to assets of reclamation obligations under environmental protection legislation in any other jurisdiction in which they conduct their business, neither the Company nor any of the Subsidiaries has received any notification pursuant to any Environmental Law that any work, repairs, constructions or capital expenditures are required to be made by it as a condition of continued compliance with any Environmental Law, or any license, permit or approval issued pursuant thereto, or that any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated, except as would not, individually or in the aggregate, have a Material Adverse Effect. There are no past, present or, to the Company’s or Subsidiaries’ knowledge, reasonably anticipated future events, conditions, circumstances, activities, practices, actions, omissions or plans that would reasonably be expected to have a material effect on capital expenditures, earnings or competitive position of the Company or any of its Subsidiaries under, or to interfere with or prevent compliance by the Company or any of its Subsidiaries with, any Environmental Law. In the ordinary course of their business, the Company and each of the Subsidiaries conduct periodic reviews of the effect of the Environmental Laws on their respective properties, assets and operations, in the course of which they identify and evaluate associated costs and liabilities (including, without limitation, any capital or operating expenditures required for cleanup, closure of properties or compliance with the Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties).

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(cc)          All tax returns required to be filed by the Company and each of the Subsidiaries have been timely filed, and all taxes and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax or penalties applicable thereto due or claimed to be due from such entities, have been timely paid, other than those being contested in good faith and for which adequate reserves have been established in accordance with GAAP or those that would not, individually or in the aggregate, have a Material Adverse Effect.

(dd)          As at the date hereof the Company is not aware of any material tax liability that is not properly accounted for in accordance with GAAP of the Company or any of the Subsidiaries and the Company is not aware of any grounds which will prompt a reassessment.

(ee)          There are no stamp, registration, documentary or other issuance or transfer taxes or duties or other similar fees or charges required to be paid by or on behalf of the Initial Purchasers in connection with the execution and delivery of the transaction documents or the offer or sale of the Notes, provided that Cayman Islands stamp duty will be payable on any transaction document or Note executed in or brought into, or produced before a court of, the Cayman Islands.

(ff)           Except as otherwise disclosed in the Time of Sale Memorandum or the Final Memorandum, no interest, principal, premium, if any, or other payments in respect of the notes will be subject to withholding or deductions on account of taxes under the current laws and regulations of the Cayman Islands, United States, Canada or any political subdivision or taxing authority thereof.

(gg)         Except as disclosed in the Time of Sale Memorandum or the Final Memorandum, neither the Company nor any of the Subsidiaries is a party to or bound by any agreement of guarantee, indemnification (other than an indemnification of directors and officers in accordance with the by-laws of the Company or any of the Subsidiaries and applicable law and other rights of indemnification or guarantees granted under registrar and transfer agency agreements, agency or underwriting agreements, financial and strategic advisory agreements, confidentiality agreements, to the Company’s bankers or pursuant to operating agreements, sale agreements or similar agreements in the ordinary course of business) or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person.

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(hh)         The Company and each of the Subsidiaries maintain insurance covering their respective properties, assets, operations, personnel and businesses as the Company reasonably deems adequate. Such insurance insures against such losses and risks to an extent which is adequate in accordance with customary industry practice to protect the Company and the Subsidiaries and their respective properties, assets, operations, personnel and businesses in all material respects. All such insurance is, to the Company’s knowledge, fully in force. Neither the Company nor any Subsidiary has reason to believe that it will not be able to renew any such insurance as and when such insurance expires.

(ii)            Except as otherwise set forth in the Time of Sale Memorandum or the Final Memorandum, neither the Company nor any Subsidiary has sent or received any communication regarding termination of, or intent not to renew, any of the contracts or other documents referred to or described in the Time of Sale Memorandum or the Final Memorandum, or referred to or filed as an exhibit to any Incorporated Document, and no such termination or non-renewal has been threatened by the Company or any Subsidiary or, to the Company’s knowledge, any other party to any such contract or other document.

(jj)            The Company and each of the Subsidiaries maintain effective internal control over financial reporting (as defined in Rules 13a-15 and 15d-15 under the Exchange Act), and a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Time of Sale Memorandum and the Final Memorandum, if any, fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto. The Company’s independent registered public accountants and the Audit Committee of the Board of Directors of the Company have been advised of (i) all significant deficiencies and material weaknesses, if any, in the design or operation of the Company’s internal control over financial reporting (whether or not remediated) and (ii) all fraud, if any, whether or not material, that involves management or other employees who have a role in the Company’s internal control over financial reporting. All material weaknesses and unremediated significant deficiencies, if any, in the Company’s internal control over financial reporting are disclosed in the Time of Sale Memorandum or the Final Memorandum. Since the end of the Company’s most recent audited fiscal year, except as disclosed in the Time of Sale Memorandum or the Final Memorandum, there have not been any changes in the Company’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

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(kk)          The Company and each of the Subsidiaries maintain effective disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time period specified in the Commission’s rules and forms, and is accumulated and communicated to management of the Company, including its principal executive officer and its principal financial officer, as appropriate, to allow timely decisions regarding disclosure.

(ll)            Except as disclosed in the Time of Sale Memorandum or the Final Memorandum, neither the Company nor any of the Subsidiaries has any loans or other indebtedness outstanding which have been made to or from any of its shareholders, officers, directors or employees or any other person not dealing at arm’s length with the Company or any of the Subsidiaries that are currently outstanding in amounts exceeding $500,000, other than any loans of other indebtedness between the Company and any of its Subsidiaries or between any such Subsidiaries.

(mm)        No officer, director, employee or any other individual (other than the Company or any of its Subsidiaries or as disclosed in the Time of Sale Memorandum or the Final Memorandum) not dealing at arm’s length with the Company or any of the Subsidiaries or, to the knowledge of the Company, any “associate” or “affiliate” (as such terms are defined in the Securities Act (Alberta)) of any such individual, owns, has or is entitled to any royalty, net profits interest, carried interest or any other encumbrances or claims of any nature whatsoever which are based on production from the properties or assets of the Company and the Subsidiaries (taken as a whole) or any revenue or rights attributed thereto.

(nn)         The Company, the Subsidiaries and the Company’s directors and officers are each in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the rules and regulations of the Commission and NYSE MKT promulgated thereunder and with all applicable Canadian Securities Laws and rules and regulations of the TSX.

(oo)         The Company is a “reporting issuer” in each of the provinces of Canada within the meaning of applicable Canadian Securities Laws, and is not in material default of any requirement in relation thereto.

(pp)         The Issuer is a “private issuer” within the meaning of NI 45-106, and is not in material default of any requirement in relation thereto.

(qq)         Neither the Company nor, to its knowledge, having conducted no inquiry, any of its shareholders is a party to any unanimous shareholders agreement, pooling agreement, and, voting trust (with respect to any voting trust, other than as disclosed in the Time of Sale Memorandum or the Final Memorandum) or other similar type of arrangements in respect of outstanding securities of the Company.

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(rr)           None of the Canadian Securities Commissions has issued any order: (A) requiring trading in any of the Company’s securities to cease, (B) preventing or suspending the use of the Time of Sale Memorandum or the Final Memorandum, or (C) preventing the distribution of the Securities in any province of Canada. The Company has not been informed that any such proceedings have been instituted for that purpose and, to the knowledge of the Company, no such proceedings are pending or contemplated.

(ss)          Each forward-looking statement contained in the Time of Sale Memorandum and the Final Memorandum has been made or reaffirmed by the Company with a reasonable basis and in good faith.

(tt)           All statistical or market-related data included in the Time of Sale Memorandum and the Final Memorandum are based on or derived from sources that the Company reasonably believes to be reliable and accurate, and the Company has obtained the written consent to the use of such data from such sources to the extent required.

(uu)         None of the Company, any of the Subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of the Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or the Corruption of Foreign Public Officials Act (Canada), as amended (the “CFPOA”). The Company, the Subsidiaries and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and the CFPOA, when applicable, and have instituted and maintain policies and procedures designed to ensure, and reasonably expected to ensure, continued compliance therewith.

(vv)         The operations of the Company and the Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended, the money laundering and proceeds of crime statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Regulatory Authority (collectively, the “Money Laundering Laws”). No action, suit or proceeding by or before any court or Regulatory Authority involving the Company or any of the Subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened or contemplated.

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(ww)        None of the Company, any of the Subsidiaries, or, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of the Subsidiaries is: (i) currently subject to or the target of any sanctions administered or enforced by the United States Government, including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury; (ii) identified on a list established under section 83.05 of the Criminal Code (Canada) or any of the regulations issued under the Special Economic Measures Act (Canada); or (iii) currently subject to or the target of any sanctions administered or enforced by any other relevant sanctions authority (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject of Sanctions. The Company will not directly or indirectly use the proceeds from its sale of Securities contemplated hereby, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity, to fund any activities of or business with any person or entity, or in any country or territory, that is then the subject of Sanctions or in any other manner that will result in a violation of Sanctions by any person or entity.

(xx)          No Subsidiary is currently prohibited, directly or indirectly, from paying any dividends or making other distributions to the Company, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s properties or assets to the Company or any other Subsidiary of the Company, except, in each case, as described in the Time of Sale Memorandum and the Final Memorandum.

(yy)         Except pursuant to this Agreement, neither the Company nor any of the Subsidiaries has incurred any liability for any finder’s or broker’s fee or agent’s commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or by the Final Memorandum.

(zz)          Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, affiliates or controlling persons has taken, directly or indirectly, any action designed, or which has constituted or might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(aaa)        Any certificate signed by an officer of the Company or any of its Subsidiaries and delivered to the Initial Purchasers or counsel for the Initial Purchasers pursuant to or in connection with this Agreement shall be deemed a representation and warranty by the Company to the Initial Purchasers as to the matters covered thereby as of the date or dates indicated in such certificate.

(bbb)       The Securities to be purchased by the Initial Purchasers from the Issuer will on the Closing Date be in the form contemplated by the Indenture. The Securities and the Indenture will conform to the descriptions thereof in the Time of Sale Memorandum and the Final Memorandum.

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(ccc)        At February 15, 2018, on a consolidated basis, after giving pro forma effect to the issuance and sale of the Notes pursuant hereto and the application of the net proceeds therefrom as described in the Time of Sale Memorandum and the Final Memorandum, the Company would have an authorized and outstanding capitalization as set forth in the Time of Sale Memorandum and the Final Memorandum, respectively, under the caption “Capitalization”.

(ddd)       Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any securities (as defined in the Securities Act), that it or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act or qualification of the Securities by way of a prospectus under applicable Canadian Securities Laws.

(eee)        Without the Representatives’ prior consent, none of the Company or any of its affiliates or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no representation is made) has solicited offers for, or offered or sold, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or in any manner which would require the qualification of the Securities for distribution by prospectus under applicable Canadian Securities Laws.

(fff)          Assuming the accuracy of the representations and warranties of the Initial Purchasers contained in Section 7 and their compliance with their agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Securities to the Initial Purchasers and the offer, resale and delivery of the Securities by the Initial Purchasers in the manner contemplated by this Agreement, the Time of Sale Memorandum and the Final Memorandum, to register the Securities under the Securities Act or to file a prospectus in Canada with the Canadian Securities Commissions, provided that the Company is required to file the Final Offering Memorandum and the Pricing Supplement with the Ontario Securities Commission following the Closing Date.

(ggg)       At the Closing Date, the Securities will not be of the same class, within the meaning of Rule 144A(d)(3) under the Securities Act, as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in an automated inter-dealer quotation system; and each of the Time of Sale Memorandum, as of the Time of Sale, and the Final Memorandum, as of its date, includes or will include all the information that, if requested by a prospective purchaser of the Securities, would be required to be provided to such prospective purchaser pursuant to Rule 144A(d)(4) under the Securities Act and, to the extent applicable in respect of prospective purchasers resident in Canada.

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(hhh)       The Issuer, the Guarantors and their affiliates and all persons acting on their behalf (other than the Initial Purchasers, as to whom the Company make no representation) have complied with and will comply with the offering restrictions requirements of Regulation S in connection with the offering of the Securities outside the United States and, in connection therewith, the Time of Sale Memorandum will contain the disclosure required by Rule 902. The Company is a “reporting issuer”, as defined in Rule 902 under the Securities Act.

(iii)           It is not necessary under the laws of the Cayman Islands (i) to enable the Initial Purchasers to enforce their rights under this Agreement or to enable any holder of Securities to enforce their respective rights thereunder, provided that they are not otherwise engaged in business in the Cayman Islands, or (ii) solely by reason of the execution, delivery or consummation of this Agreement, for any of the Initial Purchasers or any holder of Securities of the Issuer to be qualified or entitled to carry out business in the Cayman Islands.

(jjj)           This Agreement is in proper form under the laws of the Cayman Islands for the enforcement thereof against the Issuer, and to ensure the legality, validity, enforceability or (subject to the payment of stamp duty) admissibility into evidence in the Cayman Islands of this Agreement.

(kkk)        The courts of the Cayman Islands would recognize as a valid judgment any final monetary judgment obtained against the Issuer in the courts of the State of New York.

(lll)           Neither the Issuer nor any of the Guarantors nor any of its or their properties or assets has any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) under the laws of its respective jurisdiction of incorporation. The irrevocable and unconditional waiver and agreement of the Issuer contained in Section 17(b) not to plead or claim any such immunity in any legal action, suit or proceeding based on this Agreement is valid and binding under the laws of the Cayman Islands.

(mmm)     The choice of law of the State of New York as the governing law of this Agreement is a valid choice of law under the laws of the Cayman Islands and will be honored by the courts of the Cayman Islands. The Issuer has the power to submit, and pursuant to Section 17(a) has, to the extent permitted by law, legally, validly, effectively and irrevocably submitted, to the jurisdiction of the Specified Courts (as defined in Section 17(a)), and has the power to designate, appoint and empower, and pursuant to Section 17(a), has legally, validly and effectively designated, appointed and empowered an agent for service of process in any suit or proceeding based on or arising under this Agreement in any of the Specified Courts.

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2.                Agreements to Sell and Purchase. Each of the Issuer and the Guarantors hereby agrees to issue and sell to the Initial Purchasers, and each Initial Purchaser, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Issuer and the Guarantors the respective principal amount of Securities set forth in Schedule I hereto opposite its name at a purchase price of 96.612% of the principal amount thereof (the “Purchase Price”), plus accrued and unpaid interest, if any, from February 8, 2018 to the Closing Date (as defined below).

3.                Terms of Offering. You have advised the Issuer that the Initial Purchasers will make an offering of the Securities purchased by the Initial Purchasers hereunder as soon as practicable after this Agreement is entered into as in your judgment is advisable.

4.                Payment and Delivery. Payment for the Securities shall be made to the Issuer in Federal or other funds immediately available in New York City against delivery of such Securities to the Representatives through the facilities of The Depository Trust Company for the respective accounts of the several Initial Purchasers at 10:00 a.m., New York City time, on February 8, 2018, or at such other time on the same or such other date, not later than February 15, 2018, as shall be designated in writing by the Representatives. The time and date of such payment are hereinafter referred to as the “Closing Date.” Such delivery and payment shall be made at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 (or such other place as may be agreed to by the Issuer and the Representatives). The Issuer hereby acknowledges that circumstances under which the Representatives may provide notice to postpone the Closing Date as originally scheduled include, but are in no way limited to, any determination by the Issuer or the Initial Purchasers to recirculate to investors copies of an amended or supplemented Final Memorandum or a delay as contemplated by the provisions of Section 10 hereof.

The Notes shall be in definitive form or global form, as specified by the Representatives, and registered in such names and in such denominations as the Representatives shall request in writing not later than two full business days prior to the Closing Date. The Securities shall be delivered to the Representatives on the Closing Date for the respective accounts of the Initial Purchasers, with any transfer taxes payable in connection with the transfer of the Securities to the Initial Purchasers duly paid, against payment of the Purchase Price therefor plus accrued interest, if any, to the date of payment and delivery. Time shall be of the essence, and delivery at the time and place specified in this Agreement is a condition to the obligations of the Initial Purchasers.

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5.                Conditions to the Initial Purchasers’ Obligations. The several obligations of the Initial Purchasers to purchase and pay for the Securities as provided herein on the Closing Date are subject to the satisfaction or waiver, as determined by the Representatives in their sole discretion, of the following conditions precedent on or prior to the Closing Date:

(a)            Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

(i)                 there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Company or any of the securities of the Company or any of its Subsidiaries or in the rating outlook for the Company by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act; and

(ii)                there shall not have been any material adverse change in the business, properties, management, condition (financial or otherwise), liquidity, results of operations or prospects of the Company and the Subsidiaries, taken as a whole, from that set forth in the Time of Sale Memorandum and the Final Memorandum that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Time of Sale Memorandum and the Final Memorandum.

(b)            The representations and warranties of the Issuer and the Guarantors contained in this Agreement shall be true and correct on and as of the Time of Sale and on and as of the Closing Date as if made on and as of the Closing Date; the statements of the Issuer’s officers made pursuant to any certificate delivered in accordance with the provisions hereof shall be true and correct on and as of the date made and on and as of the Closing Date; the Issuer and the Guarantors shall have performed all covenants and agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date.

(c)            The Initial Purchasers shall have received on the Closing Date a certificate, dated the Closing Date and signed by the principal executive officer and principal financial officer of each of the Issuer and the Company to the effect that, since the date of this Agreement:

(i)                 there has not occurred any downgrading, nor has any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Company or any of the securities of the Company or any of its Subsidiaries or in the rating outlook for the Company by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act;

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(ii)                there has not been a Material Adverse Change since the date as of which disclosure is made in the Time of Sale Memorandum;

(iii)               the representations and warranties of the Issuer and the Guarantors contained in this Agreement were true and correct as of the Time of Sale and are true and correct as of the Closing Date; and

(iv)               the Issuer and the Guarantors have complied with all of the agreements and satisfied all of the conditions on their part to be performed or satisfied hereunder on or before the Closing Date.

(d)           The Initial Purchasers shall have received on the Closing Date an opinion and negative assurance letter of Gibson, Dunn & Crutcher LLP, U.S. counsel for the Company, dated the Closing Date, to the effect set forth in Exhibit A. Such opinion and letter shall be rendered to the Initial Purchasers at the request of the Issuer and shall so state therein.

(e)           The Initial Purchasers shall have received on the Closing Date an opinion of Stikeman Elliott LLP, Canadian counsel for the Company, dated the Closing Date, to the effect set forth in Exhibit B. Such opinion and letter shall be rendered to the Initial Purchasers at the request of the Issuer and shall so state therein.

(f)            The Initial Purchasers shall have received on the Closing Date an opinion of Walkers, Cayman Islands counsel for the Company, dated the Closing Date, to the effect set forth in Exhibit C. Such opinion and letter shall be rendered to the Initial Purchasers at the request of the Issuer and shall so state therein.

(g)           The Initial Purchasers shall have received on the Closing Date an opinion of Snell & Wilmer L.L.P., Utah counsel for the Company, dated the Closing Date, to the effect set forth in Exhibit D. Such opinion and letter shall be rendered to the Initial Purchasers at the request of the Issuer and shall so state therein.

(h)           The Initial Purchasers shall have received a letter from McDaniel, dated the date hereof, in form and substance satisfactory to the Initial Purchasers, containing statements and information of the type ordinarily included in reserve engineers “comfort letters” to underwriters with respect to reserve information included or incorporated by reference in the Time of Sale Memorandum and the Final Memorandum or any amendment or supplement thereto.

(i)            The Initial Purchasers shall have received a letter from McDaniel, dated the Closing Date, to the effect that they reaffirm the statements made in the letter furnished pursuant to Section 5(h) hereof, except that the specified date referred to shall be a date not more than three business days prior to the Closing Date.

(j)            The Initial Purchasers shall have received on the Closing Date an opinion and negative assurance letter of Davis Polk & Wardwell LLP, U.S. counsel for the Initial Purchasers, dated the Closing Date, with respect to such matters as may be reasonably requested by the Initial Purchasers.

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(k)            The Initial Purchasers shall have received on the Closing Date an opinion of McCarthy Tétrault LLP, Canadian counsel for the Initial Purchasers, dated the Closing Date, with respect to such matters as may be reasonably requested by the Initial Purchasers.

(l)             On the date hereof, the Initial Purchasers shall have received from Deloitte LLP, the independent registered public accounting firm for the Company, a “comfort letter” dated the date hereof addressed to the Initial Purchasers, in form and substance satisfactory to the Representatives, covering the financial information in the Time of Sale Memorandum and other customary matters. In addition, on the Closing Date, the Initial Purchasers shall have received from such accountants a “bring-down comfort letter” dated the Closing Date addressed to the Initial Purchasers, in form and substance satisfactory to the Initial Purchaser the Representatives, in the form of the “comfort letter” delivered on the date hereof, except that (i) it shall cover the financial information in the Final Memorandum and any amendment or supplement thereto and (ii) procedures shall be brought down to a date no more than three business days prior to the Closing Date.

(m)           On the date hereof and on the Closing Date, the Company shall have furnished to the Initial Purchasers a certificate, dated the respective dates of delivery thereof and addressed to the Initial Purchasers, of its Chief Financial Officer with respect to certain financial data contained in the Preliminary Memorandum and the Final Memorandum, providing “management comfort” with respect to such information, in form and substance reasonably satisfactory to the Initial Purchasers.

(n)            The Issuer and the Guarantors shall have executed and delivered the Indenture, in form and substance reasonably satisfactory to the Initial Purchasers, and the Initial Purchasers shall have received executed copies thereof.

(o)            The sale of the Securities shall not be enjoined (temporarily or permanently) on the Closing Date.

(p)            On or before the Closing Date, the Initial Purchasers and counsel for the Initial Purchasers shall have received such information, documents, letters and opinions as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Securities as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

If any condition specified in this Section 5 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Representatives by notice to the Issuer at any time on or prior to the Closing Date, which termination shall be without liability on the part of any party to any other party, except that Sections 6(g), 8 and 16 hereof shall at all times be effective and shall survive such termination.

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6.                Covenants of the Company. Each of the Issuer and the Guarantors covenants with each Initial Purchaser as follows:

(a)            To furnish to you in New York City, without charge, as promptly as practicable following the Time of Sale and in any event not later than the second business day following the date hereof and during the period mentioned in Section 6(d) or (e), as many copies of the Time of Sale Memorandum, the Final Memorandum, any Incorporated Documents and any supplements and amendments thereto as you may reasonably request.

(b)            Before amending or supplementing the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum, to furnish to you a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which you reasonably object.

(c)            To furnish to you a copy of each proposed Additional Written Offering Communication to be prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any proposed Additional Written Offering Communication to which you reasonably object.

(d)            If the Time of Sale Memorandum is being used to solicit offers to buy the Securities at a time when the Final Memorandum is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Memorandum in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or if, in the judgment of the Representatives or counsel for the Initial Purchasers, it is necessary to amend or supplement the Time of Sale Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers and to any dealer upon request, either amendments or supplements to the Time of Sale Memorandum so that the statements in the Time of Sale Memorandum as so amended or supplemented will not, in the light of the circumstances under which they are made, when delivered to a Subsequent Purchaser, be misleading or so that the Time of Sale Memorandum, as amended or supplemented, will comply with applicable law.

(e)            If, during such period after the date hereof and prior to the date on which all of the Securities shall have been sold by the Initial Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Memorandum in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or if, in the judgment of the Representatives or counsel for the Initial Purchasers, it is necessary to amend or supplement the Final Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers, either amendments or supplements to the Final Memorandum so that the statements in the Final Memorandum as so amended or supplemented will not, in the light of the circumstances under which they are made, when delivered to a Subsequent Purchaser, be misleading or so that the Final Memorandum, as amended or supplemented, will comply with applicable law.

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(f)            To endeavor to qualify the Securities for offer and sale under the securities or blue sky laws of such jurisdictions (that are required for the offer and sale) as you shall reasonably request, provided that, in connection therewith, the Company shall not be required to (i) qualify as a foreign corporation in any jurisdiction in which it would not otherwise be required to so qualify, (ii) file a general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any jurisdiction in which it would not otherwise be subject.

(g)            Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the issuance and sale of the Securities and all other fees or expenses in connection with the issuance and sale of the Securities, including, without limitation, in connection with the preparation, printing, shipping and distribution of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum, any Additional Written Offering Communication and any amendments and supplements to any of the foregoing, this Agreement, the Indenture and the Securities, including all printing costs associated therewith, and the delivering of copies thereof to the Initial Purchasers, (ii) all costs and expenses related to the transfer and delivery of the Securities to the Initial Purchasers, including any transfer, stamp or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 6(f) hereof, including filing fees , (iv) any fees charged by rating agencies for the rating of the Securities, (v) the fees and expenses, if any, incurred in connection with the admission of the Securities for trading any appropriate market system, (vi) the costs and charges of the Trustee and any transfer agent, registrar or depositary, (vii) the cost of the preparation, issuance and delivery of the Securities, (viii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Securities, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with the road show and (ix) all other cost and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section 6. It is understood, however, that except as provided in the last paragraph of Section 4, Section 6, Section 8, the last paragraph of Section 11, Section 17 and Section 18 and Schedule V, the Initial Purchasers will pay all of their costs and expenses.

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(h)           Neither the Issuer nor any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Securities by the Issuer to the Initial Purchasers, (ii) the resale of the Securities by the Initial Purchasers to the Subsequent Purchasers or (iii) the resale of the Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof or by Rule 144A or by Regulation S thereunder or otherwise.

(i)             Without the Representatives’ prior consent, not to, and to cause its affiliates or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no covenant is given) not to, solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

(j)             While any of the Securities remain outstanding, to make available, upon request, to any holder of such Securities and any prospective purchasers thereof the information specified in Rule 144A(d)(4) under the Securities Act, unless as such time the Issuer shall be subject to Section 13 or 15(d) of the Exchange Act and shall have filed all reports required to be filed pursuant to such Sections and the related rules and regulations of the Commission.

(k)             None of the Issuer, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers) will engage in any directed selling efforts (as that term is defined in Regulation S) with respect to the Securities, and the Issuer and its Affiliates and each person acting on its or their behalf (other than the Initial Purchasers) will comply with the offering restrictions requirement of Regulation S.

(l)             The Issuer will not, and will not cause any person that is an affiliate (as defined in Rule 144 under the Securities Act) at such time (or has been an affiliate within the three months preceding such time) to, resell any of the Securities that have been acquired by any of them.

(m)           To apply the net proceeds from the sale of the Securities in the manner described under the caption “Use of Proceeds” in the Time of Sale Memorandum and the Final Memorandum.

(n)            During the period of 90 days following the date hereof, the Company will not and will not permit any Subsidiary to, without the prior written consent of the Representatives (which consent may be withheld at their sole discretion), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1 under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities of the Company or any Subsidiary or securities exchangeable for or convertible into debt securities of the Company or any Subsidiary (other than as contemplated by this Agreement).

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(o)            The Issuer and the Guarantors, severally and jointly, shall pay, and shall indemnify and hold the Initial Purchasers harmless against, any stamp, issue, registration, documentary, sales, transfer or other similar taxes or duties imposed under the laws of the Cayman Islands, Canada and the United States or any political sub-division or taxing authority thereof or therein that is payable in connection with (i) the execution, delivery, consummation or enforcement of this Agreement, (ii) the creation, allotment and issuance of the Securities, (iii) the sale and delivery of the Securities to the Initial Purchasers or purchasers procured by the Initial Purchasers, or (iv) the resale and delivery of the Securities by the Initial Purchasers in the manner contemplated herein.

(p)            All sums payable to an Initial Purchaser shall be considered exclusive of any value added or similar taxes. Where the Issuer or a Guarantor is obliged to pay value added or similar tax on any amount payable hereunder to an Initial Purchaser, the Issuer or such Guarantor shall in addition to the sum payable hereunder pay an amount equal to any applicable value added or similar tax.

7.                Offering of Securities; Restrictions on Transfer. (a) The Company understands that the Initial Purchasers intend to offer the Securities for resale on the terms set forth in the Time of Sale Memorandum. Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that:

(i)             it is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act (a “QIB”), an accredited investor within the meaning of Rule 501(a) under the Securities Act and an accredited investor within the meaning of NI 45-106 with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risk of an investment in the Notes;

(ii)            it or any affiliate thereof (if such affiliate offers and sells Securities in accordance with this Agreement) is duly registered or licensed or exempt from any such requirement in those jurisdictions in which it is required to be so registered or licensed in order to offer the Securities for resale;

(iii)           without the Representatives’ prior consent, it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act (“Regulation D”) or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act;

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(iv)           it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities as part of their initial offering except to persons whom it reasonably believes to be QIBs in transactions pursuant to Rule 144A under the Securities Act (“Rule 144A”) and in connection with each such sale, it has taken or will take reasonable steps to ensure that the purchaser of the Securities is aware that such sale is being made in reliance on Rule 144A; and

(v)            it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities as part of their initial offering to persons resident in Canada unless it has provided a copy of the Preliminary Memorandum and the Final Memorandum to such persons and except to persons:

(A)           which are not individuals;

(B)            whom it reasonably believes are “accredited investors” as defined in Section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or subsection 73.3(1) of the Securities Act (Ontario) (the “OSA”), as applicable, and (1) whom are either purchasing the Securities as principal for their own account, or are deemed to be purchasing the Securities as principal for their own account in accordance with Canadian Securities Laws and not as agent for the benefit of another person; (2) if they are an “accredited investors” in reliance on paragraph (m) of the definition of “accredited investor” in section 1.1 of NI 45-106, such person was not created or used solely to purchase or hold the Securities as an “accredited investor” as described under that paragraph (m); and (3) whom are not purchasing the Securities pursuant to any of (i) subsections (e), (e.1), (j), (j.1), (k) or (l) of the definition of “accredited investor” in Section 1.1 of NI 45-106, subsections (d), (q) or (v) of the definition of “accredited investor” in Section 1.1 of NI 45-106, as an “individual” or, subsections (d), (i) or (j) of the definition of “accredited investor” in Section 73.3(1) of the OSA as a “person”; and

(C)            which are “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations (“NI 31-103”) if any Initial Purchaser is relying on the international dealer exemption pursuant to NI 31-103.

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(b)            Each Initial Purchaser acknowledges and agrees that the Company and, for purposes of the opinions to be delivered to the Initial Purchasers pursuant to Sections 5(d) and 5(j) hereof, counsel for the Company and counsel for the Initial Purchasers, respectively, may rely upon the accuracy of the representations and warranties of the Initial Purchasers, and compliance by the Initial Purchasers with their agreements, contained in paragraph (a) above, and each Initial Purchaser hereby consents to such reliance.

(c)            The Company acknowledges and agrees that the Initial Purchasers may, in accordance with the Securities Act and if applicable Canadian Securities Laws, offer and sell Securities to or through any affiliate of an Initial Purchaser and that any such affiliate may offer and sell Securities purchased by it to or through any Initial Purchaser; provided such affiliate is duly registered or licensed or exempt from any such requirement in those jurisdictions in which it is required to be so registered or licensed in order to offer the Securities for resale.

8.                 Indemnity and Contribution. (a) Each of the Issuer and the Guarantors, jointly and severally, agrees to indemnify and hold harmless each Initial Purchaser, its directors and officers and each person, if any, who controls any Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of each Initial Purchaser within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim, as such expenses are incurred) caused by any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Time of Sale Memorandum, any Additional Written Offering Communication prepared by or on behalf of, used by, or referred to by the Issuer or the Final Memorandum or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Initial Purchaser furnished to the Issuer by such Initial Purchaser through the Representatives expressly for use in the Preliminary Memorandum, the Pricing Supplement, any Additional Written Offering Communication or the Final Memorandum (or any amendment or supplement thereto). The indemnity agreement set forth in this Section 8(a) shall be in addition to any liabilities that the Issuer and the Guarantors may otherwise have.

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(b)            Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Issuer, each Guarantor, each of their directors and officers and each person, if any, who controls the Issuer or any Guarantor within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Issuer to such Initial Purchaser, but only with reference to information relating to such Initial Purchaser furnished to the Issuer by such Initial Purchaser through the Representatives expressly for use in the Preliminary Memorandum, the Pricing Supplement, any Additional Written Offering Communication or the Final Memorandum (or any amendment or supplement thereto). Each of the Issuer and the Guarantors hereby acknowledges that the only information that the Initial Purchasers through the Representatives have furnished to the Company expressly for use in the Preliminary Memorandum, the Time of Sale Memorandum, any Additional Written Communication set forth in Schedule II hereto, or the Final Memorandum (or any amendment or supplement thereto) are the statements set forth in the first sentence of the seventh paragraph and the fourth sentence of the eleventh paragraph under the caption “Plan of Distribution” in the Preliminary Memorandum and the Final Memorandum (the “Initial Purchaser Information”). The indemnity agreement set forth in this Section 8(b) shall be in addition to any liabilities that each Initial Purchaser may otherwise have.

(c)            In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing; provided, however, that the failure to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section 8 except to the extent that it has been materially prejudiced by such failure (through the forfeiture of substantive rights and defenses) and shall not relieve the indemnifying party from any liability that the indemnifying party may have to an indemnified party other than under this Section 8. The indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to the indemnified party, (iii) the indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the indemnified party, or (iv) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Representatives, in the case of parties indemnified pursuant to Section 8(a), and by the Company, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and does not include any statements as to or any findings of fault, culpability or failure to act by or on behalf of any indemnified party.

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(d)            To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the aggregate amount of such losses, liabilities claims, damages or expenses incurred by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer and the Guarantors on the one hand and the Initial Purchasers on the other hand from the offering of the Securities or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Issuer and the Guarantors on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Issuer and the Guarantors on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (net of total Initial Purchasers’ discounts but before deducting expenses) received by the Issuer and the total discounts and commissions received by the Initial Purchasers bear to the aggregate offering price of the Securities. The relative fault of the Issuer and the Guarantors on the one hand and of the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer or the Guarantors, or by the Initial Purchasers, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Initial Purchasers’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective principal amount of Securities they have purchased hereunder as set forth opposite their names in Schedule I hereto, and not joint.

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(e)            The Issuer and the Guarantors and the Initial Purchasers agree that it would not be just or equitable if contribution pursuant to Section 8(d) were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (e), no Initial Purchaser shall be obligated to make contributions hereunder that in the aggregate exceed the total discounts, commissions and other compensation received by such Initial Purchaser under this Agreement, less the aggregate amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f)            The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Issuer contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Initial Purchaser, any person controlling any Initial Purchaser or any affiliate of any Initial Purchaser or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Securities.

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9.             Termination. (a) The Representatives, on behalf of the Initial Purchasers, may terminate this Agreement at any time at or prior to the Closing Date, by notice to the Issuer, if (i) since the time of execution of this Agreement or the earlier respective dates as of which information is given in the Preliminary Memorandum, there shall have been any material adverse change in the business, properties, management, condition (financial or otherwise), liquidity, results of operations or prospects of the Company and the Subsidiaries taken as a whole the effect of which change or development is, in the sole judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the completion of the offering of Securities contemplated by this Agreement or to enforce contracts for the sale of such Securities; (ii) the Issuer or the Guarantors shall be in breach of, default under or non-compliance with any covenant, term or condition of this Agreement, in any material respect, or any representation or warranty given by the Issuer and the Guarantors in this Agreement becomes or are false in any material respect; (iii) since the time of execution of this Agreement, there shall have occurred: (A) a suspension or material limitation in trading in securities generally on the New York Stock Exchange, the NYSE MKT, NASDAQ or the TSX, (B) a suspension or material limitation in trading in the Company’s securities on NYSE MKT or the TSX, (C) a general moratorium on commercial banking activities declared by either federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States or Canada, or (D) an outbreak or escalation of hostilities or acts of terrorism involving the United States or a declaration by the United States of a national emergency or war or any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere if the effect of any such event specified in this clause (D), in the sole judgment of the Representatives, makes it impractical or inadvisable to proceed with the completion of the offering of Securities contemplated by this Agreement or to enforce contracts for the sale of such Securities; or (iv) since the time of execution of this Agreement, there shall have occurred any downgrading in or withdrawal of, or any notice or announcement shall have been given or made of any intended or potential downgrading in or withdrawal of, or any watch, review or possible change that does not indicate an affirmation of, or improvement in, any rating accorded any securities of or guaranteed by the Company or any Subsidiary by any “nationally recognized statistical rating organization,” as that term is defined in Section 3(a)(62) of the Exchange Act.

(b)            In the event of any termination of this Agreement under Section 9(a) hereof, neither party will have any liability to the other party hereto, except the provisions of Sections 1, 6(g), 8, 19 and 16 hereof shall remain in effect.

10.              Effectiveness; Defaulting Initial Purchasers. If one or more Initial Purchasers shall fail at the Closing Date to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), then the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one of or more of the Initial Purchasers or any other initial purchasers to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; provided; however, that if such arrangements shall not have been completed within such 24 hour period, then:

(a)   if the number of Defaulted Securities does not exceed 10% of the number of Securities to be so purchased by all of the Initial Purchasers on such date, the non-defaulting Initial Purchasers shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective initial purchase obligation bears to the purchase obligations of all non-defaulting Initial Purchasers; or

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(b)   if the number of Defaulted Securities exceeds 10% of the number of Securities to be so purchased by all of the Initial Purchasers on such date, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchasers.

No action taken pursuant to this Section 10 shall relieve any defaulting Initial Purchaser from liability in respect of its default. In the event of any such default which does not result in a termination of this Agreement, either the Representatives or the Company shall have the right to postpone the Closing Date for a period not exceeding seven days in order to effect any required changes in the Time of Sale Memorandum or the Final Memorandum or in any other documents or arrangements. If any Initial Purchaser defaults pursuant to this Section 10, the Company shall not be obligated to reimburse such defaulting Initial Purchaser for its out-of-pocket expenses. As used herein, the term “Initial Purchaser” includes any person substituted for an Initial Purchaser under this Section 10.

11.              Entire Agreement. (a) This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Securities, represents the entire agreement between the Issuer and the Initial Purchasers with respect to the preparation of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum, the conduct of the offering, and the purchase and sale of the Securities.

(b)            This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Issuer, the Guarantors and the Initial Purchasers, or any of them, with respect to the subject matter hereof.

(c)            The Issuer acknowledges that in connection with the offering of the Securities: (i) the Initial Purchasers have acted at arms length, are not agents of, and owe no fiduciary duties to, the Issuer, the Guarantors or any other person, (ii) the Initial Purchasers owe the Issuer only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement) if any, (iii) the Initial Purchasers may have interests that differ from those of the Issuer and the Guarantors, and (iv) the Initial Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby, and the Issuer and the Guarantors have consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate. The Issuer and the Guarantors waive to the full extent permitted by applicable law any claims it may have against the Initial Purchasers arising from an alleged breach of fiduciary duty in connection with the offering of the Securities.

12.             Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

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13.             Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, and to the benefit of the indemnified parties referred to in Section 8 hereof, and in each case their respective successors, and no other person will have any right or obligation hereunder. The term “successors” shall not include any Subsequent Purchaser or other purchaser of the Securities as such from any of the Initial Purchasers merely by reason of such purchase.

14.             Partial Unenforceability. The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

15.             Authority of the Representative. Any action by the Initial Purchasers hereunder may be taken by the Representatives on behalf of the Initial Purchasers, and any such action taken by the Representatives shall be binding upon the Initial Purchasers.

16.             Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

(a)            Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for suits, actions, or proceedings instituted in regard to the enforcement of a judgment of any Specified Court in a Related Proceeding (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of the Specified Courts in any Related Proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any Specified Court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Specified Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum. Each party not located in the United States irrevocably appoints CT Corporation System as its agent to receive service of process or other legal summons for purposes of any Related Proceeding that may be instituted in any Specified Court.

(b)            With respect to any Related Proceeding, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in the Specified Courts, and with respect to any Related Judgment, each party waives any such immunity in the Specified Courts or any other court of competent jurisdiction, and will not raise or claim or cause to be pleaded any such immunity at or in respect of any such Related Proceeding or Related Judgment, including, without limitation, any immunity pursuant to the United States Foreign Sovereign Immunities Act of 1976, as amended.

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(c)            If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder into any currency other than United States dollars, the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Initial Purchasers could purchase United States dollars with such other currency in The City of New York on the business day preceding that on which final judgment is given. The obligations of the Company and each Guarantor in respect of any sum due from it to any Initial Purchaser or any person controlling any Initial Purchaser shall, notwithstanding any judgment in a currency other than United States dollars, not be discharged until the first business day following receipt by such Initial Purchaser or controlling person of any sum in such other currency, and only to the extent that such Initial Purchaser controlling person may in accordance with normal banking procedures purchase United States dollars with such other currency. If the United States dollars so purchased are less than the sum originally due to such Initial Purchaser or controlling person hereunder, the Company and each Guarantor agrees as a separate obligation and notwithstanding any such judgment, to indemnify such Initial Purchaser or controlling person against such loss. If the United States dollars so purchased are greater than the sum originally due to such Initial Purchaser or controlling person hereunder, such Initial Purchaser or controlling person agrees to pay to the Company and the Guarantors (but without duplication) an amount equal to the excess of the dollars so purchased over the sum originally due to such Initial Purchaser or controlling person hereunder.

17.              Taxes. If any sum payable by the Issuer or a Guarantor under this Agreement is subject to any deduction or withholding tax, tax in the hands of an Initial Purchaser or taken into account as a receipt in computing the taxable income of that Initial Purchaser (excluding net income taxes on underwriting commissions payable hereunder), the sum payable to the Initial Purchaser under this Agreement shall be increased to such sum as will ensure that the Initial Purchaser shall be left with the sum it would have had in the absence of such tax, provided that no such additional amounts shall be paid on account of (i) net income, franchise, and branch profits taxes, (ii) taxes that would not have been imposed but for the failure to provide, upon the reasonable request of the Company or a Guarantor, the Company or the Guarantors with any certification, form or other documentation (including without limitation the appropriate IRS Form W-8 or Form W-9), and (iii) any U.S. federal withholding taxes imposed under Sections 1471 through 1474 of the Code, any treasury regulations thereunder or any related intergovernmental agreements and legislation, rules or practices adopted pursuant to any such intergovernmental agreement.

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18.              Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

19.              Notices. All notices and other communications hereunder shall be in writing and effective only upon receipt and if to the Initial Purchasers shall be delivered, mailed or sent to you in care of Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, New York 10010-3629, Attention: LCD-IBD, and RBC Capital Markets, LLC, 200 Vesey Street, New York, New York 10121, Attention: High Yield Capital Markets; fax: (212) 618-2210 with a copy to Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, Attention: Byron Rooney, Esq.; and if to the Company shall be delivered, mailed or sent to 900, 520 - 3 Avenue SW, Calgary, Alberta Canada T2P 0R3, fax (403)-265-3242, Attention: Kristine Robidoux, with a copy to Gibson, Dunn & Crutcher LLP, 1221 McKinney Street, Suite 3700, Houston, Texas 77010, Attention: Hillary Holmes, Esq., and to the Issuer shall be delivered, mailed or sent to c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008.

[Signature Pages Follow]

37

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours, Gran Tierra Energy International Holdings Ltd., as Issuer
By:	/s/ Adrian Coral
	Name:	Adrian Coral
	Title:	Director

GRAN TIERRA ENERGY INC., as Guarantor
By:	/s/ Ryan Ellson
	Name:	Ryan Ellson
	Title:	Chief Financial Officer

Gran Tierra Callco ULC, as Guarantor
By:	/s/ Ryan Ellson
	Name:	Ryan Ellson
	Title:	Director Chief Financial Officer

Gran Tierra Exchangeco Inc., as Guarantor
By:	/s/ Ryan Ellson
	Name:	Ryan Ellson
	Title:	Director and Chief Financial Officer

38

1203647 Alberta Inc., as Guarantor
By:	/s/ Ryan Ellson
	Name:	Ryan Ellson
	Title:	Director and Chief Financial Officer

Gran Tierra Goldstrike Inc., as Guarantor
By:	/s/ Ryan Ellson
	Name:	Ryan Ellson
	Title:	Director and Chief Financial Officer

Gran Tierra Resources Limited, as Guarantor
By:	/s/ Ryan Ellson
	Name:	Ryan Ellson
	Title:	Director and Chief Financial Officer

Petrolifera Petroleum (Colombia) Limited, as Guarantor
By:	/s/ Adrian Coral
	Name:	Adrian Coral
	Title:	Director and President

39

Gran Tierra Energy Cayman Islands Inc., as Guarantor
By:	/s/ Adrian Coral
	Name:	Adrian Coral
	Title:	Director and President

Gran Tierra Colombia Inc., as Guarantor
By:	/s/ Adrian Coral
	Name:	Adrian Coral
	Title:	Director and President

Gran Tierra Energy Colombia, Ltd., as Guarantor
By:	/s/ Adrian Coral
	Name:	Adrian Coral
	Title:	General Manager and Legal Representative

Argosy Energy, LLC, as Guarantor
By:	/s/ Adrian Coral
	Name:	Adrian Coral
	Title:	General Manager and Legal Representative

Gran Tierra Energy Canada ULC, as Guarantor
By:	/s/ Ryan Ellson
	Name:	Ryan Ellson
	Title:	Director and Chief Financial Officer

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Credit Suisse Securities (USA) LLC RBC Capital Markets, LLC Acting on behalf of themselves and as the Representatives of the several Initial Purchasers named in Schedule I hereto.

By:	Credit Suisse Securities (USA) LLC

By:	/s/ Michael Cummings
	Name:	Michael Cummings
	Title:	Managing Director

By:	RBC Capital Markets, LLC

By:	/s/ Steve Pedone
	Name:	Steve Pedone
	Title:	Managing Director

41

Schedule I

Initial Purchaser	PRINCIPAL AMOUNT of Securities to be Purchased
Credit Suisse Securities (USA) LLC	$105,000,000
RBC Capital Markets, LLC	$105,000,000
Scotia Capital (USA) Inc.	$39,000,000
SG Americas Securities, LLC	$27,000,000
HSBC Securities (USA) Inc.	$12,000,000
Natixis Securities Americas LLC	$9,000,000
CIBC World Markets Corp.	$3,000,000
Total:	$300,000,000

I-1

Schedule II

Permitted Communications

Time of Sale Memorandum

1.	Preliminary Memorandum

2.	Pricing Supplement

3.	Additional Written Offering Communication: None

4.	Orally communicated pricing information used in addition to a pricing term sheet: None

Permitted Additional Written Offering Communications

Each electronic “road show” as defined in Rule 433(h) furnished to the Initial Purchasers prior to use that the Initial Purchasers and Company have agreed may be used in connection with the offering of the Securities

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SCHEDULE III

ENTITY NAME	Jurisdiction of Organization
*Gran Tierra Callco ULC	Alberta
*1203647 Alberta Inc.	Alberta
*Gran Tierra Exchangeco Inc.	Alberta
*Gran Tierra Goldstrike Inc.	Alberta
*Gran Tierra Resources Limited	Alberta
*Gran Tierra Energy Canada ULC	Alberta
Vetra Petroamerica P&G Corp.[1]	Barbados
*Gran Tierra Energy International Holdings Ltd.	Cayman
Gran Tierra (PUT-7) Limited	Cayman
†*Petrolifera Petroleum (Colombia) Limited	Cayman
*Gran Tierra Energy Cayman Islands Inc.	Cayman
*Gran Tierra Colombia Inc.	Cayman
Petroleos Del Norte S.A.	Colombia
*Argosy Energy LLC	Delaware
Gran Tierra Luxembourg Holdings Sárl	Luxembourg
Gran Tierra Mexico Energy S. de R.de C.V.	Mexico
North Riding Inc.	Panama
RL Petroleum Corp.	Panama
Southeast Investment Corporation[2]	Panama
Taghmen Colombia, S.L.	Spain
*Petrolatina Energy Limited In Liquidation Effective February 12, 2018	U.K.
Petrolatina (CA) Limited In Liquidation Effective January 12, 2018	U.K.
Taghmen Argentina Limited In Liquidation Effective January 12, 2018	U.K.
†*Gran Tierra Energy Colombia, Ltd.	Utah
Suroco Energy Venezuela	Venezuela

1 72.5% ownership by Petroamerica P&G Corp. The remaining 27.5% is owned by Vetra Southeast S.L. (not a member of the Gran Tierra group).

2 Direct Ownership: Vetra Petroamerica P&G Corp. 67.67%; Vetra Southeast S.L. (not a member of the Gran Tierra group) 32.33%

Indirect Ownership: Gran Tierra 49.06% through interest in Vetra Petroamerica P&G Corp.; Vetra Southeast S.L. (not a member of the Gran Tierra Group) 50.94% through a 32.33% direct ownership and an 18.61% indirect interest through Vetra Petroamerica P&G Corp.

III-1

Schedule IV

Pricing Term Sheet, dated February 8, 2018,

to Preliminary Offering Memorandum, dated February 1, 2018

Strictly Confidential

Gran Tierra Energy International Holdings Ltd.

(a wholly owned subsidiary of Gran Tierra Energy Inc.)

$300,000,000 6.25% Senior Unsecured Notes Due 2025

Issuer:	Gran Tierra Energy International Holdings Ltd.
Initial Guarantors:	Gran Tierra Energy Inc. and each of Gran Tierra’s material subsidiaries
Security Description:	6.25% Senior Unsecured Notes due 2025
Form of Distribution:	Rule 144A / Reg S
Notional Amount:	$300,000,000
Gross Proceeds:	$295,836,000
Maturity:	February 15, 2025
Coupon:	6.25%
Issue Price:	98.612% of principal amount
Yield to Maturity:	6.50%

Interest Payment Dates:	February 15 and August 15, commencing on August 15, 2018
Equity Clawback:	Up to 35% at 106.25% prior to February 15, 2021

Optional Redemption:	Make-whole call @ T+50 bps prior to February 15, 2022, then:

On or after:	Price:
February 15, 2022	103.125%
February 15, 2023	101.563%
February 15, 2024 and after	100.000%

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Change of Control:	101% plus accrued and unpaid interest
Trade Date:	February 8, 2018
Settlement:	T+5 February 15, 2018

CUSIP:	144A: 38502H AA3 RegS: G4066T AA0
ISIN:	144A: US38502HAA32 RegS: USG4066TAA00
Listing:	SGX-ST
Denominations/Multiple:	$200,000 x $1,000
Governing Law: Joint Global Coordinators and Joint Bookrunners:	New York Credit Suisse Securities (USA) LLC RBC Capital Markets, LLC
Joint Bookrunner:	Scotia Capital (USA) Inc.
Lead Manager:	SG Americas Securities, LLC
Co-Managers:	HSBC Securities (USA) Inc. Natixis Securities Americas LLC CIBC World Markets Corp.

This pricing term sheet (the “Pricing Term Sheet”) is qualified in its entirety by reference to the Preliminary Offering Memorandum, dated February 1, 2018, of the Issuer (the “Preliminary Offering Memorandum”). The information in this Pricing Term Sheet supplements the Preliminary Offering Memorandum and updates and supersedes the information in the Preliminary Offering Memorandum to the extent it is inconsistent with the information in the Preliminary Offering Memorandum. In all other respects, the Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum, including all other documents incorporated by reference therein, as applicable. Terms used and not defined herein have the meanings assigned to them in the Preliminary Offering Memorandum.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction. The Notes may not be offered or sold in the United States or to U.S. persons, as defined in Regulation S, except in transactions exempt from, or not subject to, the registration requirements of the Securities Act. Accordingly, the Notes are being offered only to (1) qualified institutional buyers, as defined in Rule 144A under the Securities Act, and (2) outside the United States to non-U.S. persons, as defined in Regulation S under the Securities Act, in compliance therewith.

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Similarly, the Notes have not been qualified for distribution to the public under applicable Canadian securities laws. The notes are being offered in each of the provinces of Canada to institutional “accredited investors”on a private placement basis in accordance with NI 45-106 – Prospectus Exemptions (“NI 45-106”) without the filing of a prospectus. Purchasers of the notes in Canada must qualify to invest in accordance with the requirements of the securities laws of the jurisdiction in which they reside.

This material is confidential and is for your information only, and is not intended to be used by anyone other than you. This information does not purport to be a complete description of these Notes or the offering. Please refer to the Preliminary Offering Memorandum for a complete description.

This communication is being distributed in the United States solely to qualified institutional buyers, as defined in Rule 144A under the Securities Act and outside the United States solely to non-U.S. persons, as defined in Regulation S. This communication is also being distributed solely to institutional accredited investors as defined in NI 45-106 under Canadian securities laws.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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